EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders

Maxwell Shoe Company Inc.

We consent to the incorporation by reference in the registration statements (nos. 33-83438, 333-55723 and 333-54244) on Form S-8 of Maxwell Shoe Company Inc. of our report dated December 16, 2003, with respect to the consolidated balance sheet of Maxwell Shoe Company Inc. as of October 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows the year ended October 31, 2003, and the related financial statement schedule for the year ended October 31, 2003, which report appears in the October 31, 2003, annual report on Form 10-K of Maxwell Shoe Company Inc.

/s/ KPMG LLP

Boston, Massachusetts

January 16, 2004